Middlesex Water Company REPORTS

FINANCIAL RESULTS for SECOND QUARTER

Net Income Up 20%

ISELIN, NJ, (August 2, 2013) Middlesex Water Company (NASDAQ: MSEX) (“Middlesex” or the “Company”) today reported net income for the quarter ended June 30, 2013 of $4.5 million as compared to $3.7 million for the same period in 2012. Basic and diluted earnings per share were $0.28, up from $0.23 in 2012. For the six months ended June 30, 2013, net income increased to $7.7 million as compared to $5.5 million for the same period in 2012.

Highlights

•	Consolidated Operating Revenues up 6.2%
•	Net Income up 20.3%
•	Diluted Earnings Per Share up 21.7%

Second Quarter Operating Results

Operating revenues for the three months ended June 30, 2013 increased $1.7 million or 6.2% to $29.1 million as compared to $27.4 million for the same period in 2012. Revenues in the Company’s Middlesex system in New Jersey increased $1.3 million, primarily due to $0.8 million in increased sales to General Metered Service (GMS) customers and increased contract sales of $0.4 million; both which were driven by the implementation of a base water rate increase in July 2012. These increases were tempered by the effect on outdoor water use of greater than expected precipitation during the second quarter of 2013 and Hess Corporation, Middlesex's largest GMS customer, ceasing oil refining operations at its Port Reading, New Jersey facility in February 2013.

In our Delaware system, which includes Tidewater Utilities, Inc. (“Tidewater”), revenues decreased $0.2 million, primarily due to lower customer demand resulting from greater than expected precipitation during the second quarter of 2013. This was partially offset by increased fees for new water customer connections and the June 2012 implementation of the final component of a base rate increase. Interim rates had been in effect since November 2011. Our non-regulated contract with the Borough of Avalon, New Jersey for the operation of its water utility, sewer utility and storm water system, which commenced July 1, 2012, yielded additional revenues of $0.4 million.

Operation and maintenance expenses for the three months ended June 30, 2013 increased $0.4 million from the same period in 2012. This was primarily due to increased labor costs of $0.4 million related to lower capitalized payroll, increased overtime expended on emergency repairs and higher average labor rates. In addition, increased water treatment costs of $0.3 million as a result of increased precipitation and $0.1 million in higher expenses related to water main break repairs were incurred. Employee benefit expenses increased $0.1 million, due primarily to lower capitalized benefits. These increases, however, were offset by lower costs of $0.6 million due to an amendment to our postretirement medical benefits plan. This amendment increases contributions required by future retirees.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “We were pleased to report positive financial results despite the cessation of operations by our largest retail customer. We continue to be diligent about controlling expenses while investing in our infrastructure and focusing on opportunities to grow our business in New Jersey, Delaware and beyond. Our operating contract with the Borough of Avalon is but another prime example of our ability to meet the needs of municipal clients and manage systems outside our traditional geographic service area,” added Doll.

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2013 increased $5.2 million to $56.1 million from the same period in 2012 due mostly to base rate increases and our operating contract with the Borough of Avalon.

For the six months ended June 30, 2013, basic and diluted earnings per share increased to $0.48 and $0.47 respectively, as compared to $0.35 for the same period in 2012.

Company Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.1875 per share, payable September 3, 2013 to common shareholders as of August 15, 2013. The Company has paid cash dividends in varying amounts continually since 1912 and has increased the dividend for 40 consecutive years. Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

About Middlesex Water Company

Middlesex Water Company is a provider of water, wastewater and related services, primarily in New Jersey and Delaware. Organized in 1897, the Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating Revenues	$29,102	$27,401	$56,140	$50,947

Operating Expenses:
Operations and Maintenance	15,148	14,765	30,578	29,140
Depreciation	2,725	2,582	5,434	5,130
Other Taxes	3,058	2,844	6,092	5,590

Total Operating Expenses	20,931	20,191	42,104	39,860

Operating Income	8,171	7,210	14,036	11,087

Other Income (Expense):
Allowance for Funds Used During Construction	89	137	127	273
Other Income	—	125	97	317
Other Expense	(11)	(11)	(21)	(151)

Total Other Income, net	78	251	203	439

Interest Charges	1,538	1,779	2,693	3,133

Income before Income Taxes	6,711	5,682	11,546	8,393

Income Taxes	2,230	1,957	3,888	2,861

Net Income	4,481	3,725	7,658	5,532

Preferred Stock Dividend Requirements	51	51	103	103

Earnings Applicable to Common Stock	$4,430	$3,674	$7,555	$5,429

Earnings per share of Common Stock:
Basic	$0.28	$0.23	$0.48	$0.35
Diluted	$0.28	$0.23	$0.47	$0.35

Average Number of
Common Shares Outstanding :
Basic	15,829	15,716	15,818	15,704
Diluted	16,092	15,979	16,081	15,967

Cash Dividends Paid per Common Share	$0.1875	$0.1850	$0.3750	$0.3700